Pricing Supplement dated June 22, 2005          Filed Pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated August 16, 2004      Registration No. 333-115100
  and Prospectus dated June 21, 2004)

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                       Secured Medium-Term Notes, Series D

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CUSIP: 74456QAP1                                            These Notes are DTC Eligible and will be issued in
Trade Date: June 22, 2005                                     Book-entry form
Original Issue Date: July 1, 2005
Principal Amount: $250,000,000                              Agents:
Price to Public: 99.685% of Principal Amount, plus          [_] Banc of America Securities LLC
  accrued interest from the Original Issue Date if          [X] Barclays Capital ($50,000,000)
  settlement occurs after that date                         [_] BNP PARIBAS
Agents' Commission: $1,875,000                              [_] Citigroup
Net Proceeds to Company: $247,337,500                       [X] Deutsche Bank Securities ($50,000,000)
Interest Rate: 5.25% per annum                              [_] Jackson Securities
Interest Accrual Date: July 1, 2005                         [X] JPMorgan ($50,000,000)
Interest Payment Dates: January 1 and July 1,               [_] M.R. Beal & Company
  commencing January 1, 2006                                [X] Scotia Capital ($50,000,000)
Regular Record Dates: December 15 and June 15               [X] UBS Investment Bank ($50,000,000)
Maturity Date: July 1, 2035                                 [_] The Williams Capital Group, L.P.

                                                            Agents' Capacity: Agent of PSE&G
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Redemption Provisions:

      The Secured Medium-Term Notes, Series D offered hereby (the "Secured Medium-Term Notes") will be subject to redemption as described in the prospectus and prospectus supplement.

      Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to the Maturity Date on not less than 30 days prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued interest thereon to the date of redemption.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

      "Comparable  Treasury Price" means,  with respect to any redemption  date,
(i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in the United States (a "Primary Treasury Dealer") selected by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

      The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used to refund $125,000,000 of its 9 1/8% Series BB First and Refunding Mortgage Bonds due 2005 on July 1, 2005 and to reduce its short-term debt consisting of commercial paper.

Delayed Settlement:

      Delivery of the Secured Medium-Term Notes will be made against payment therefor on or about July 1, 2005, which will be on the seventh business day following the date on which the Secured Medium-Term Notes are priced ("T+7"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Secured Medium-Term Notes on the day of pricing or the next three succeeding business days will be required, by virtue of the fact that the Secured Medium-Term Notes will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.